UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

F O R M 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 2002

BOSTON CAPITAL TAX CREDIT FUND IV L.P.

(Exact name of registrant as specified in its charter)

Delaware 0-26200 04-3208648

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

c/o Boston Capital Corporation,

One Boston Place, Boston, Massachusetts 02108-4406

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code	(617) 624-8900

None

(Former name or former address, if changed since last report)

Item 5. Other Events

As of September 2002 Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership, specifically Series 42 thereof, entered into various agreements relating to Wingfield Apartments II, a Louisiana limited partnership (the "Operating Partnership") on behalf of Series 42 of the Partnership, including the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of August 2002 (the "Operating Partnership Agreement"), pursuant to which Series 42 acquired a limited partner interest in the Operating Partnership. Capitalized terms used and not otherwise defined herein have their meanings set forth in the Operating Partnership Agreement.

The Operating Partnership owns a 42 unit apartment complex for senior citizens located at Kinder in Allen County, Louisiana, which is known as Wingfield Apartments II (the "Apartment Complex"). The Apartment Complex consists of 9 buildings containing 36 two-bedroom units and 6 four-bedroom units. Amenities include washer/dryer connection, microwave, emergency pull cord, single-story, community room, and porch/patio. Construction of the Apartment Complex commenced in July 2001 and was completed in January 2002. 100% Occupancy was achieved in February 2002.

The Operating Partnership received construction financing in the amount of $1,240,000 (the "Construction Mortgage") from Hibernia National Bank. The Construction Mortgage bore interest at the rate of 8.00% per annum and had a 1-year term. The Operating Partnership received permanent financing in the amount of $485,000 (the "First Permanent Mortgage") from Hibernia National Bank and $400,000 (the "Second Permanent Mortgage") from the Louisiana Housing Finance Agency. The First Permanent Mortgage bears interest at 8.00% per annum for four years and then never lower than 8.00% and never higher than 13.00% per annum, adjusted at five year intervals, payable over a 25-year amortization period and a 14-year term. The Second Permanent Mortgage has a term of 30 years and bears interest at 4% with principal and interest deferred until the earlier of (a) pay-off of the first mortgage or (b) 15 years.

It is expected that 100% of the rental apartment units in the Apartment Complex will qualify for the low-income housing tax credit (the "Tax Credits") under Section 42 of the Internal Revenue Code of 1986, as amended (the "Code").

The general partner of the Operating Partnership is Beauragard Community Action Association, Inc. and Calhoun Partners, LLC (the "General Partner"). The principal of the General Partner is M Reimer Calhoun, Jr., who has significant experience in the management and development of multi-family housing projects.

Series 42 acquired its interest in the Operating Partnership directly from the Operating Partnership in consideration of an agreement to make a Capital Contribution of $1,422,373 to the Operating Partnership in 4 installments as follows:

    $1,066,780 (the "First Installment") pursuant to Section 5.1(b) hereof commencing on the latest of (i) the Admission Date, (ii) Tax Credit Set-Aside, (iii) Construction Mortgage Loan Closing; or (iv) receipt of a commitment for the Permanent Mortgage Loan acceptable to Series 42;
    $142,237 (the "Second Installment") on the latest of (i) the Completion Date, (ii) Cost Certification, (iii) Second Mortgage Loan Closing; or (iv) receipt by Series 42 of evidence of satisfaction of all Due Diligence Recommendations;
    $71,119 (the "Third Installment") on the latest of (i) the Initial 100% Occupancy Date, (ii) the Breakeven Point and (iii) Permanent Mortgage Commencement; and
    $142,237 (the "Fourth Installment") on State designation.

The first Installment has been paid by Series 42.

The total Capital Contribution of Series 42 to the Operating Partnership is based on the Operating Partnership receiving $187,043 in Tax Credits during the 10-year period commencing in 2002 of which 99.99% ($187,024) will be allocated to Series 42 as the Investment Limited Partner of the Operating Partnership.

Series 42 believes that the Apartment Complex is adequately insured.

Ownership interests in the Operating Partnership are as follows, subject in each case to certain priority allocations and distributions as set forth in the Operating Partnership Agreement:
	Profits, Losses and Tax Credits from Normal Operations	Capital Transactions	Cash Flow
General Partner	.01%	80%	80%
Series 42	99.99%	19.999%	20%
Special Limited Partner	0%	.001%	0%

The Special Limited Partner of the Operating Partnership is BCCC, Inc., an affiliate of Series 42.

Series 42 used funds obtained from the payments of the holders of its beneficial assignee certificates to make the acquisition of its interest in the Operating Partnership.

Boston Capital, or an Affiliate thereof, will receive a fee (the "Asset Management Fee") commencing in 2002 from the Operating Partnership, for services in connection with the Operating Partnership's accounting matters and the preparation of tax returns and reports to the Partnership, in the annual amount of $3,150. The Asset Management Fee for each Fiscal Year will be payable from Cash Flow in the manner and priority set forth in Section [6.14(c)] of the Operating Partnership Agreement.

The Operating Partnership will pay the General Partner a fee (the "Partnership Management Fee") commencing in 2002 for services in connection with the administration of the day-to-day business of the Operating Partnership in an annual amount equal to $3,150. The Partnership Management Fee for each fiscal year of the Operating Partnership shall be payable from Cash Flow in the manner set forth in Section [6.14(a)] of the Operating Partnership Agreement.

In consideration of its consultation, advice and other services in connection with the construction and development of the Apartment Complex, the Operating Partnership will pay the Developer a fee (the "Development Fee") in the principal amount of $95,636. The Development Fee, none of which shall be deferred, shall be due and payable only in accordance with Section [6.14(b)] of the Development Agreement and, if not sooner paid, the total amount then outstanding will be payable December 31, 2001 from the proceeds of an additional General Partner Capital Contribution.

Item 7. Exhibits.

	(c)	Exhibits.	Page
(1)	(a)	Form of Dealer-Manager Agreement between Boston Capital Services, Inc. and the Registrant (including, as an exhibit thereto, the form of Soliciting Dealer Agreement)
(2)	(a)	Agreement of Limited Partnership of the Partnership

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: October 21, 2002

BOSTON CAPITAL TAX CREDIT FUND IV L.P.

By: Boston Capital Associates IV L.P.,

its General Partner

By: BCA Associates Limited Partnership, its

General Partner

By: C&M Management, Inc., its

sole General Partner

By: /s/ John P. Manning__

John P. Manning, President